AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2001
                                           REGISTRATION NO. 333-49146


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 AMENDMENT NO. 5
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         ALLOY STEEL INTERNATIONAL, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            DELAWARE                                 3325                              98-0233941
  (State or other jurisdiction           (Primary Standard Industrial               (I.R.S. Employer
of incorporation or organization)         Classification Code Number)              Identification No.)
                                        Alloy Steel International, Inc.
                                          42 Mercantile Way Malaga
                                        P.O. Box 3087 Malaga D C 6945
                                             Western Australia

   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                          Gene Kostecki, President, CEO
                         Alloy Steel International, Inc.
                            42 Mercantile Way Malaga
                          P.O. Box 3087 Malaga D C 6945
                                Western Australia
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   copies to:

                             Clayton E. Parker, Esq.
                               Troy J. Rillo, Esq.
                           Kirkpatrick & Lockhart, LLP
                    201 South Biscayne Boulevard, Suite 2000
                              Miami, Florida 33131
                            Telephone: (305) 539-3300
                            Facsimile: (305) 358-7095

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED JULY 10, 2001
                         ALLOY STEEL INTERNATIONAL, INC.

                        5,336,250 SHARES OF COMMON STOCK

         This is a public offering of shares of common stock of Alloy Steel International, Inc. No public market currently exists for the common stock. Sales may be made by selling stockholders at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock.

         Before  buying  the  shares  of  common  stock,   carefully  read  this
prospectus, especially the risk factors beginning on page 4. The purchase of our securities involves a high degree of risk.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is July 10, 2001.


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................  1
RISK FACTORS.................................................................  4
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................  6
USE OF PROCEEDS..............................................................  6
DIVIDEND POLICY..............................................................  6
CAPITALIZATION...............................................................  7
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS OF  FINANCIAL  CONDITION  AND
  RESULTS OF OPERATIONS......................................................  8
BUSINESS..................................................................... 11
MANAGEMENT................................................................... 18
PRINCIPAL STOCKHOLDERS....................................................... 21
CERTAIN TRANSACTIONS......................................................... 22
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION................................ 24
DESCRIPTION OF SECURITIES.................................................... 26
SHARES ELIGIBLE FOR FUTURE SALE.............................................. 28
LEGAL MATTERS................................................................ 28
EXPERTS...................................................................... 29
HOW TO GET MORE INFORMATION.................................................. 29
Financial Statements.........................................................F-1

                               PROSPECTUS SUMMARY

THE COMPANY

         OUR BUSINESS


         We manufacture and distribute Arcoplate, a wear-resistant fused-alloy steel plate, through a patented production process. The Arcoplate process enables an alloy overlay to be evenly applied to a sheet of steel, creating a metallurgical bond between the alloy and the mild steel that is resistant to wear caused by impact, abrasion and erosion. In May 2000, we acquired a license for the worldwide rights, excluding the United States, to commercially exploit the Arcoplate process.


         We also intend to market for manufacture and distribution, the 3-D Pipe Fitting Cladder process, a computer-driven and software-based mechanical system for industrial use. The 3-D Pipe Fitting Cladder process enables wear resistant alloy coatings to be applied to pipe fittings, where wear is most likely to occur. Through the 3-D Pipe Fitting Cladder process, we intend to apply alloy coatings to the interior surfaces of pipe fittings.

         CORPORATE BACKGROUND

         Alloy Steel International Inc. was incorporated in Delaware in May 2000. Our principal executive office is located at 42 Mercantile Way Malaga, Malaga D C 6945, Western Australia Our telephone number is 61 + (8) + 9248 3188. Our Internet address is www.alloysteel.net. Information contained in our web sites is not intended to be part of this prospectus.

                             SUMMARY FINANCIAL DATA

         The following sets forth summary financial information regarding Alloy Steel International, Inc. and Arcoplate division, Collier Unit Trust. The Company was organized on May 4, 2000. Accordingly, no historical operations data are included in 1999. The unaudited pro forma summary financial information includes adjustments to reflect the acquisition of the Arcoplate division's net assets. See pro forma financial statements included elsewhere herein.

Statement of operations data:

                                          HISTORICAL                  PRO FORMA
                                          MAY 4, 2000                                           HISTORICAL    PRO FORMA
                                        (INCEPTION) TO           YEAR ENDED JUNE 30,                NINE MONTHS ENDED
                                      SEPTEMBER 30, 2000      1999                2000               MARCH 31, 2001
                                      ------------------      ----                ----               --------------
Sales .............................    $           --     $   1,316,339    $       1,188,403   $ 1,139,968   $ 1,459,576
Cost of Sales......................                --           678,431              700,629       523,821       676,368
                                        -------------     -------------    -----------------    ----------   -----------
Gross Profit.......................                --           637,908              487,774       616,147       783,208
Selling, general
   and administrative..............           (19,859)         (395,932)          (1,233,556)     (623,351)     (934,080)
Other Income.......................                --            38,085                   --            --            --
                                        -------------     -------------    -----------------    ----------   -----------
Net Income (loss)..................     $     (19,859)    $     280,061    $        (745,782)  $    (7,204)  $  (150,872)
                                        =============     =============    =================   ============  ===========

Balance sheet data:

                                                                              HISTORICAL
                                                                            MARCH 31, 2001

Cash and cash equivalents................................................          8,674
Working Capital (deficit)................................................         43,586
Total assets.............................................................      1,511,997
Total liabilities - all current..........................................        373,735
Stockholders' equity.....................................................      1,138,262

                                  THE OFFERING

Securities Offered......................    This   prospectus   relates  to  the
                                            offering  of  5,336,250   shares  of
                                            common stock which are being offered
                                            for sale by selling stockholders.

Price Per Share.........................    Sales may be made at  market  prices
                                            prevailing  at the time of sale,  or
                                            at negotiated prices.

Common Stock Outstanding................    17,050,000 shares.

Use of Proceeds.........................    We  will  not  receive  any  of  the
                                            proceeds  from the sale of shares by
                                            the selling stockholders.

Risk Factors............................    You should  read the "Risk  Factors"
                                            section   as  well   as  the   other
                                            cautionary statements throughout the
                                            entire   prospectus,   so  that  you
                                            understand the risks associated with
                                            an investment in our securities.

Proposed Listing........................    We intend to apply  for  listing  of
                                            our  shares of  common  stock on the
                                            National  Association  of Securities
                                            Dealers, Inc. OTC Bulletin Board.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our shares of common stock.

         WE HAVE A LIMITED OPERATING HISTORY AND WE MAY NOT BE ABLE TO ACHIEVE OR MAINTAIN PROFITABILITY.

         We have a limited operating history. We anticipate incurring significant operating losses for at least the next 12 months. We cannot assure you that we will achieve or maintain profitability. Until we achieve the manufacturing capacity sufficient to sustain continuous production of Arcoplate or Arcoplate-based products, we will have substantial production undercapacity, and we may be unable to fill customer orders. Such events could cause us to incur substantial operating losses.

         WE WILL NOT GENERATE SUFFICIENT REVENUE TO CONTINUE OPERATIONS IF WE ARE UNABLE TO PRODUCE SIGNIFICANT COMMERCIAL QUANTITIES OF ARCOPLATE AND FUTURE ALLOY-BASED PRODUCTS.

         Although we have prototype equipment, we do not currently have the equipment necessary for the manufacturing of Arcoplate in significant commercial quantities. We do not anticipate the completion of additional equipment until July 2001 at the earliest. In addition, we do not currently manufacture the commercial equipment necessary for the implementation of the 3-D Pipe Fitting Cladder process. Accordingly, we have limited internal manufacturing capacity and no experience in manufacturing our products in industrial or significant commercial quantities. Due to our limited production capacity, we may be unable to meet demand for our products. In addition, our manufacturing operations use certain equipment which, if damaged or otherwise rendered inoperable or unavailable, could result in the disruption of our manufacturing operations. Any extended interruption of operations at our manufacturing facility would have a material adverse effect on our business.

         WE MAY NOT BE ABLE TO EXPAND OPERATIONS, IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL.

         We believe that the available cash and anticipated cash flow from operations will be sufficient to satisfy the Company's anticipated capital requirements for approximately six months. Accordingly, we anticipate that we will require additional financing to continue operations and pursue our plans for expansion. Such financing may take the form of the issuance of common stock or preferred stock or debt securities, or may involve bank or other lender financing. We cannot assure you that we will be able to obtain such additional financing on a timely basis, on favorable terms, or at all.

         IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR PLAN OF RAPID EXPANSION, WE WILL NOT ACHIEVE PROFITABILITY.

         We plan to rapidly expand all aspects of our operations. As a result, we need to expand our financial and management controls, reporting systems and procedures. We will also have to expand, train and manage our work force for marketing, sales, engineering and technical support, product development, and manage multiple relationships with various customers, vendors, strategic partners and other third parties. We will need to continually expand and upgrade our technology and power systems. If we are unable to manage our growth effectively, we may be unable to handle our operations, control costs or otherwise function in a profitable manner, or at all.

         THE LOSS OF ANY KEY PERSONNEL WOULD DISRUPT OUR OPERATIONS AND HURT OUR PROFITABILITY.

         Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly, Gene Kostecki, Chairman and Chief Executive Officer, and Alan Winduss, Chief
Financial Officer. We do not presently maintain keyman life insurance on the life of either Mr. Kostecki or Mr. Winduss. The loss of the services of Mr. Kostecki or Mr. Winduss would likely have a significantly detrimental effect on our business. We currently have employment agreements with each of Mr. Kostecki and Mr. Winduss. However, if Mr. Kostecki or Mr. Winduss becomes unwilling or unable to continue in their current positions, it would be significantly more difficult to operate our business, which could hurt our financial condition and results of operations.

         IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, WE COULD LOSE OUR COMPETITIVE ADVANTAGE.

         We currently have only limited patent protection for our technology, and may be unable to obtain even limited protection for our proprietary technology in certain foreign countries. We cannot assure you that any granted patent or pending patent application will provide protection against infringement.

         IF WE DO NOT CORRECTLY ANTICIPATE THE MAGNITUDE AND DIRECTION OF CURRENCY EXPOSURE, THERE COULD BE A MATERIAL ADVERSE IMPACT ON OUR PROSPECTS FOR PROFITABILITY.

         All of our production will take place overseas, and many of the raw materials and supplies for our products will be purchased in foreign currencies. In addition, international sales will likely be denominated in local currencies. These factors may combine to expose us to currency gains and losses in addition to gains and losses from our basic operations. The magnitude and direction of future currency exposure cannot be predicted, nor can we assure you that we will be able to manage such exposure to our benefit or to a neutral effect.

         WE HAVE MANY COMPETITORS WHICH HAVE SUBSTANTIALLY GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THESE COMPETITORS MAY NEGATIVELY AFFECT OUR BUSINESS.

         The wear plate solutions industry is highly competitive. We have numerous competitors worldwide, including Triton, Inc., Trimay, Ltd., Australian National Industries, Ltd., Australian Overseas, Ltd., Abresist Corporation and Duraweld, Ltd. We compete in our chosen markets against several larger multi-national companies, all of which are well-established and have substantially greater financial and other resources than we maintain. Competitive market conditions could adversely affect our results of operations if we are required to reduce product prices to remain competitive or if we are unable to achieve significant sales of our products.

         OUR BUSINESS WOULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE WERE UNABLE TO RECEIVE MATERIALS AT PRICES AND ON TERMS PRESENTLY MADE AVAILABLE TO US BY OUR PRINCIPAL SUPPLIERS.

         We presently purchase our principal raw materials, steel and alloy compound components, from a limited number of suppliers. There are no written contracts between us and our suppliers, and requirements are purchased using individual purchase orders, with customary terms regarding payment, quality and delivery. Although we believe that alternatives are readily available from other suppliers, we cannot assure you that we will be able to continue to obtain desired quantities of materials on a timely basis at prices and on terms deemed reasonable by us. Our business would be materially and adversely affected if we are unable to continue to receive materials at prices and on terms comparable to those presently made available to us by our principal suppliers.

         SINCE WE DEPEND HEAVILY UPON ELECTRICAL POWER FOR OUR OPERATIONS, ANY INCREASE IN PRICES WOULD HAVE A MATERIAL ADVERSE AFFECT ON OUR RESULTS OF OPERATIONS.

         We consume a large amount of electrical power during production. The amount of electrical power consumed during the Arcoplate process represents approximately 15% of our overall production costs. There may be fluctuations in the price of electricity due to changes in the regulation of utility companies in Australia, and in other jurisdictions where we may engage in production. We cannot assure you that we will be able to continue to obtain our energy supplies at current prices.

         PURCHASERS OF OUR SHARES OF COMMON STOCK MAY BE UNABLE TO SELL THEIR SHARES BECAUSE ANY MARKET THAT DEVELOPS MAY BE LIMITED.

         There is currently no public market for our common stock and any public market that develops may be limited. We intend to apply for listing on the OTC Bulletin Board, but we cannot assure you that we will be approved for listing. We cannot assure you that any market for the shares will develop or, if it develops, that it will be sustained.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                                 DIVIDEND POLICY

         We have never paid any dividends on our common stock. We do not intend to declare or pay dividends on our common stock, but to retain our earnings, if any, for the operation and expansion of our business. Dividends will be subject to the discretion of our board of directors and will be contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors as our board of directors deems relevant.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2001:

         You  should  read  this  table  in   conjunction   with  our  financial
statements, including the notes to our financial statements, which appear elsewhere in this prospectus.

Stockholders' equity:........................................    $           --
   Preferred stock $.01 par value, authorized
   3,000,000 shares; no shares issued and outstanding
   Common stock $.01 par value, authorized 50,000,000
   shares; issued and outstanding - 17,000,000
   shares....................................................           170,000
Additional paid-in capital...................................         1,286,525
Accumulated deficit..........................................           (27,063)
Deferred compensation........................................          (291,200)
                                                                  -------------
Total:.......................................................    $    1,138,262
                                                                 ==============

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements, the notes to our financial statements and the other financial information contained elsewhere in this prospectus.

         OVERVIEW

         We manufacture and distribute Arcoplate, a wear-resistant fused-alloy-clad steel plate, which is manufactured by a patented production process. The Arcoplate process enables an alloy overlay to be evenly applied to a mild steel backing, creating a metallurgical bond between the alloy and the mild steel that is resistant to wear caused by impact, abrasion and erosion. We believe that wear is the primary cause of down time and lost production in mining and mineral processing, and that our Arcoplate product line will substantially lower the down time and lost production for our customers.

         We have also developed, for manufacture and distribution, the 3-D Pipe Fitting Cladder process, a computer-driven and software-based mechanical system for industrial use. The 3-D Pipe Fitting Cladder process enables wear resistant alloy coatings to be applied to pipe fittings, where wear is most likely to occur. In pipe fittings, wear generally occurs in pipe bends, elbow pipe joints, pipe "T" sections and pipe "Y" sections. Through the 3-D Pipe Fitting Cladder process, we apply alloy coatings to the interior surfaces of pipe fittings. We believe that the mining and mineral industries, among others, would benefit from the reduced abrasive wear and downtime associated with the use of the 3-D Pipe-Fitting Cladder process.

         Since Alloy Steel International was formed in May 2000, the following discussion relates to the unaudited pro forma financial information derived from the historical financial statements and has been prepared to illustrate the results of operations of Alloy Steel International as if the acquisition of the Arcoplate division of the Collier Unit Trust had been consummated as of July 1, 1999.

PLAN OF OPERATION

         Our objective during the next 12 months is to expand our capacity to produce Arcoplate. We believe that additional machinery to produce Arcoplate will be operational by July 2001 and will cost an additional $175,000. The additional machinery will supplement our prototype machinery which we have utilized to generate our sales. We believe that with the addition of new equipment we will have the capacity to produce Arcoplate which will have a resale value of $15-$20,000,000. However, we cannot assure you that we will achieve such capacity or generate such sales. We will also attempt to further increase the capacity of our facility. We believe that the cost of additional equipment which would result in a capacity to produce additional Arcoplate with a $15,000,000 - $20,000,000 resale value would cost $1,500,000 to $2,000,000. In addition,  we intend to build the  machinery  for the 3-D Pipe  Fitting  Cladder
Process, the cost of which is approximately $500,000. We intend to seek additional financing for these capital expenditures, but we cannot assure you that we will be able to obtain such financing. In the event that we are not able to obtain such additional financing, we will attempt to finance such expenditures out of operations or we will attempt to continue operations without such capital expenditures.

         Based upon our expanded capacity as a result of the completion of additional machinery in July 2001, we intend to add two employees to our sales and marketing staff, six employees to our manufacturing staff and two employees to our research and development staff. We intend to achieve market penetration through a multi-step process consisting of:

         o    presentation of technical papers at industry related seminars;

         o initial discussions of the application highlighting the advantages of Arcoplate;

              o an engineering and marketing evaluation by the prospective customer of sample material and demonstration products; and

              o licensing a production program where approximate expenditures are made on tooling, equipment and quality control necessary to fulfill market requirements.

         We also intend to continue our research and development activities with respect to our products. We intend to allocate approximately one-half of 1% of sales to research and development activities.

         Results of Operations (Pro Forma)

         Nine Months ended March 31, 2000 compared to year ended March 31, 2001

         Product Sales

         For the nine months ended March 31, 2001, the Company's product sales were $1,459,576 compared to $1,027,834 for the comparable period in the prior year, an increase of 42%. This increase was largely attributable to a wider acceptance of our Arcoplate products. Also, the lower sales in the nine months ended March 31, 2000 were largely attributable to a relocation of the Company's facilities that resulted in a shut-down of the Company's facilities for a ten-week period.

         Gross Profit

         For the nine months ended March 31, 2001, the Company's gross profit was $783,208, or 53.7% of our product sales, compared to $700,826, or 68.2% of our product sales, in the comparable period in the prior year. This improvement in gross profit is largely attributable to higher product sales, which were partially offset by increased costs of raw materials.

         Selling, General and Administrative Expenditures

         For the nine months ended March 31, 2001, the Company had selling, general and administrative expenses of $934,080 compared to $776,965 in the comparable period in the prior year. This increase is largely attributable to higher professional fees, as well as higher marketing and selling expenses.

         Net Loss

         For the nine months ended March 31, 2001, the Company had a net loss of $150,872 compared to a net loss of $76,139 in the comparable period in the prior year. This higher net loss was attributable to higher selling, general and administrative expenses, which were partially offset by a higher gross profit.

         Year ended June 30, 1999 compared to year ended June 30, 2000

         PRODUCT SALES

         For the year ended June 30, 1999 product sales were $1,316,339 as compared to $1,188,403 for the year ended June 30, 2000, a decrease of 9.7%. Management believes that product sales decreased because its equipment was shut down for approximately ten weeks during a relocation of the Company's facilities.

         GROSS PROFIT

         For the year ended June 30, 1999 gross profit was $637,908, 48.4% as a percentage of product sales, as compared to $487,774, 41% as percentage of product sales for the year ended June 30, 2000. Management believes that the decrease of gross profit as a percentage of net sales is primarily attributable to changes in the alloy formula which resulted in an increase in composition cost.

         SELLING GENERAL AND ADMINISTRATIVE EXPENDITURES

         For the year ended June 30, 1999, selling, general and administrative expenses were $395,932, 30.1% as a percentage of product sales, as compared to $411,297, 31.2% as a percentage of product sales for the year ended June 30, 2000. Management attributes the increase in selling general and administrative expenses to higher wage levels attributable to increased hardness testing costs.

         OTHER INCOME

         For the year ended June 30, 1999, we had other income of $38,085 attributable to a reversal of the provision for doubtful accounts.

         LIQUIDITY AND CAPITAL RESOURCES


         We have funded our requirements for working capital through the sale of the Company's securities and the sale of the Arcoplate products. As of March 31, 2001, we had working capital (i.e., current assets minus current liabilities) of $43,586.

         In May 2000, we acquired an exclusive worldwide license, with the exception of the United States, from Kenside Investments, Ltd., for a 25- year term, in connection with certain patent and technology rights related to the Arcoplate process, in exchange for 4,760,000 shares of our common stock. The license provides for royalty payments to Kenside Investments, Ltd., in an amount equal to 2% of our net sales of Arcoplate products. Our Chief Executive Officer, director and principal shareholder, Gene Kostecki controls Kenside Investments, Ltd.

         In June 2000, we completed the sale of 2,217,500 shares of common stock at a price of $0.16 and 0.25 per share in a private financing transaction to 18 accredited investors resulting in gross proceeds of $420,000. In August 2000, we completed the sale of 1,718,750 shares of common stock to nine accredited investors at a price of $0.16 per share in a private financing transaction resulting in gross proceeds of $275,000. The net proceeds of the offering were utilized for construction of equipment in the amount of approximately $555,000 and the balance of the funds were utilized in connection with working capital and registration expenses.

         In October 2000, we acquired, from Gene Kostecki and Alan Winduss, the right to utilize and commercially exploit the 3-D Pipe Fitting Cladder process in exchange for an aggregate of 3,413,750 shares of common stock. In October 2000, we acquired from Collier Unit Trust, certain mill and office equipment assets relating to the manufacture, sale and distribution of Arcoplate in exchange for 1,250,000 shares of common stock. In October 2000, we acquired, from Collier Unit Trust, certain plant machinery relating to the manufacture, sale and distribution of Arcoplate for a purchase price of $820,000. Mr. Kostecki controls Collier Unit Trust.

         In October 2000 we entered into five year employment agreements with Gene Kostecki, our president and chief executive officer and Alan Winduss, our chief financial officer, which provide for annual salaries of $150,000 and $80,000, respectively.

         Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures consistent with anticipated growth in operations, infrastructure and personnel.

         We anticipate that the machinery to expand our capacity to produce Arcoplate will be completed in July 2001. In order to further expand capacity, we anticipate that we would incur capital expenditures for machinery of approximately $1,500,000 to $2,000,000. In addition, we anticipate that the cost of the machinery necessary for the 3-D Pipe Fitting Cladder process will be approximately $500,000. The 3-D Pipe Fitting Cladder machinery includes a computer driven software mechanical system which has been designed to overlay with super alloys wear resistant coating into pipe fittings. We have no material commitments for the additional financing for the addition of the machinery to expand our capacity to produce Arcoplate or the machinery for the 3-D Pipe Fitting Cladder process.

         Our capital requirements depend on numerous factors, including, market acceptance of our products and services, the resources we devote to marketing and selling our services and our brand promotions, capital expenditures and other factors. We have experienced a substantial increase in our capital expenditures since our inception consistent with the growth in our operations and staffing; we anticipate that this may continue for the foreseeable future particularly relating to the development of new machines and alloys. We believe that our current cash will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion for the next six months. After six months, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

                                    BUSINESS

GENERAL

OUR BUSINESS

         ARCOPLATE

         We manufacture and distribute Arcoplate, a wear-resistant fused-alloy-clad steel wear plate, through a patented production process. The Arcoplate process enables an alloy overlay to be smoothly and evenly applied to a sheet of steel, creating a metallurgical bond between the alloy and the steel that is resistant to wear caused by impact, abrasion and erosion. We believe that, in the mining and mineral processing industries, wear is the primary cause of down time, the period of time when machinery is not in operation due to wear or malfunction. We believe that our Arcoplate product line will substantially lower down time and the resulting loss of production for our customers. Alloy

Steel International was incorporated in Delaware in May 2000.

         Although welded wear plates have been used in the manufacturing, mining and construction industries for more than half a century, they are characterized by several functional limitations. Conventional welded wear plates have:

         o the tendency to spall into chips or fragments when subjected to high impact;

         o    uneven base metal dilution resulting in uneven alloy content; and

         o    rough surfaces resulting in poor material flow.

         We believe that Arcoplate has properties that allow it to overcome the limitations of conventional wear plate. Based upon independent laboratory and field tests we believe that Arcoplate is up to six times more wear-resistant than conventional single or multiple layer wear plates due to a higher carbide content and a more homogeneous surface layer. In addition, based upon independent laboratory and field tests, we believe that Arcoplate wear plate sheets will withstand rolling and pressing, within the fabrication guidelines, into various shapes for commercial distribution.

         Our equipment is presently operating at full capacity. We anticipate that additional machinery to expand our capacity will be completed in July 2001. Upon completion of the additional equipment, we intend to increase our sales and marketing efforts.

         We are presently marketing Arcoplate products to customers in Australia. We intend to expand our marketing to include mining companies, original equipment manufacturers, cement plants and dredging companies in Australia, as well as in Korea, India, Indonesia, Singapore, South Africa, Japan and China.

         Unless the context otherwise requires, the description of our business and the information contained in this Prospectus, includes the operations of our predecessor, the Arcoplate Division of the Collier Unit Trust and the following:

         o    the  acquisition  of  a  license  for  the  worldwide   rights  to
              commercially exploit the Arcoplate process, with the exception of the United States, in May 2000;

         o the acquisition of certain plant equipment assets of Collier Unit Trust in October 2000; and

         o the acquisition of the 3-D Pipe Fitting Cladder Process in October 2000.


         The Arcoplate Division of Collier Unit Trust commenced operations in 1990. Our initial prototype equipment commenced producing Arcoplate for sale to customers in 1991. It is anticipated Collier Unit Trust will continue to distribute railroad spares to the mining industry. Arcoplate Holdings (UK) PLC holds the United States rights to the Arcoplate process through Arcoplate, Inc. Arcoplate Holdings (UK) PLC received these rights from Kenside Investments Ltd., an entity controlled by Mr. Kostecki, our chief executive officer, director and principal stockholder. Presently, such rights are not being exploited. Arcoplate Holdings (UK) PLC is an affiliate of Mr. Kostecki, our chief executive officer, director and principal stockholder and Mr. Winduss, our chief financial officer, principal stockholder and a director. Acroplate Holdings (UK) PLC is in violation of this license and Kenside Investments Ltd. has attempted to revoke the license. Certain directors of Arcoplate Holdings (UK) PLC are disputing this revocation. Until this matter is resolved, neither Arcoplate Holdings (UK) PLC nor Kenside Investments Ltd. are in a position to grant to us a U.S. license. Once this matter is resolved, we will attempt to negotiate a U.S. license in an arms-length transaction.


         3-D PIPE FITTING CLADDER PROCESS

         We intend to commercially utilize the 3-D Pipe Fitting Cladder process, a computer-driven and software-based mechanical system for industrial use. The 3-D Pipe Fitting Cladder process enables wear resistant alloy coatings to be applied to pipe fittings, where wear is most likely to occur. In pipe fittings, wear generally occurs in pipe bends, elbow pipe joints, pipe "T" sections and pipe "Y" sections. Through the 3-D Pipe Fitting Cladder process, we apply alloy coatings to the interior surfaces of pipe fittings. We believe that the mining and mineral industries, among others, would benefit from the reduced abrasive wear and downtime associated with the use of the 3-D Pipe-Fitting Cladder process.

         THE WEAR PLATE SOLUTIONS INDUSTRY

         We believe that wear in the operating workplace is the largest factor leading to production losses in the mining, mineral-processing, and steel manufacturing industries and, consequently, wear plate solutions are an integral resource for businesses with wear-related concerns. The wearing of metal parts is generally defined as a gradual decay or breakdown of the metal. A metal part is usually worn by combinations of two or more types of wear. Because the wear of equipment may have multiple causes, the selection of alloy wear plate solutions can be a relatively complex process. There are five major types of wear: abrasive wear, sliding wear, erosion, fretting and gouging.

         In order to minimize the effects of wear, businesses have traditionally employed such wear-combating materials as rubber compounds, ceramics, alloy castings, welded overlay wear plate, and quenched and tempered carbon steel plate. We believe that each of these materials offers a limited solution to the problem of wear, and that conventional welded overlay wear plate has a tendency to spall (separate) under high impact conditions. While tungsten carbide is generally recognized by the mining, mineral-processing and steel manufacturing industries as the most wear-resistant material available for industrial use due to its high carbide content, we believe that the costs associated with tungsten carbide are too high to be a practical wear plate solution for most businesses. We believe that the Arcoplate process provides businesses with solutions to most wear-related problems at a cost competitive with traditional welded overlay wear plate, and substantially lower than tungsten carbide. In addition, we believe that the 3-D Pipe Fitting Cladder process will provide businesses with solutions for the problem of wear and down time in pipe fitting systems, reducing the costs associated with lost production and the replacement of worn pipe fittings.

         OUR STRATEGY

         Our objective is to become an international market leader in wear-resistant alloy steel products and to establish significant market share and brand awareness for Arcoplate and the 3-D Pipe Fitting Cladder process within the mining, mineral-processing and steel industries. We intend to accomplish our objectives by first establishing a substantial market presence in Australia, and then developing an international market presence, focusing on India, South America, Brazil, Indonesia, the United States, and Canada. We believe that we can capitalize on our existing patented process for producing Arcoplate through the direct manufacture and sale of Arcoplate-based products to original equipment manufacturers and distributors worldwide. At the local level, we intend to combine targeted marketing with advertising in trade journals, newspapers and magazines. At the international level, we intend to establish market presence by visiting international trade shows, presenting technical papers at industry conferences, and appointing distributors who will be supplied with samples of Arcoplate and who will be trained to present Arcoplate products as a solution for wear-related problems.

         PRODUCTS AND APPLICATIONS

         CHARACTERISTICS OF ARCOPLATE

         Many of our claims with respect to the physical characteristics of Arcoplate have been subjected to studies and testing, performed by independent laboratories, universities and other testing facilities, of Arcoplate's various properties such as bond strength, specific hardness, density, hardness, resonance and wear resistance.

         Based upon independent laboratory and field tests, we believe that Arcoplate is adaptable to a wide range of industrial applications, and that Arcoplate significantly reduces wear in any application where abrasive materials come into contact with steel surfaces.

         Arcoplate is designed for installation and use where the wear of parts and machinery frequently occurs, including:

         o    the mining of iron, gold, nickel, copper and other ores;

         o    brick and cement works and power stations;

         o the manufacture of ore feed bins, transfer chutes, dredging systems and conveyor side skirts;

         o    bulldozer arms and blades; and

         o    truck box liners and bucket loader liners.

         Our product lines include a range of standard alloy overlay plates. Our products are designed for ease of handling and can be fabricated to suit our customers' equipment and needs regarding shape, size, weight, and other factors. Sheets of Arcoplate can be welded together to cover large surface areas, and can be cut into a range of shapes, while still maintaining resistance to wear. We also provide consultation services to customers and their design engineers with particular wear-related problems, and we can formulate Arcoplate to meet the specific requirements of our customers.

         Based upon independent laboratory and field tests, we believe that our proprietary method of manufacturing Arcoplate results in a product that has many technical advantages over conventional weld clad plates. Conventional weld clad plates are generally characterized by structural weaknesses and limited wear resistance resulting from inefficient production methods. In order to achieve a wear-resistant flat surface, conventional wear plates must be rolled and pressed after its layers of hardfacing have been welded together. Post production rolling and pressing can result in a weakened surface structure that cannot withstand high impact conditions. The Arcoplate process does not require post production rolling and pressing. During the Arcoplate process, the plate is coated with the desired alloy thickness in one application, resulting in a uniform and, therefore, structurally sound, surface. The Arcoplate process also ensures that the overlay has a uniform and high carbide content, which makes the plate more resistant to wear than traditional welded wear plate. The higher content of carbide in Arcoplate greatly increases its wear resistance.

         CHARACTERISTICS OF THE 3-D PIPE FITTING CLADDER PROCESS

         We believe that the 3-D Pipe Fitting Cladder process overcomes many of the problems associated with pipe fitting wear. Pipe fittings are extensively used in the dredging, mineral processing, coal-fired power generation, cement manufacturing, and oil refinery industries, where materials are frequently transported in enclosed pipe. Due to their angled and/or curved structures, pipe fittings generally have higher wear resulting in a much shorter working life than ordinary straight pipe, because material flow does not flow uniformly through pipe fittings. In order to increase the wear-resistance of the pipe fittings, the 3-D Pipe Fitting Cladder process deposits a profiled layer of wear-resistant alloy on to wear-susceptible interior surfaces.

         We believe that the wear of pipe fittings in industrial pipe results in substantial production losses due to down time and cost expenditures for replacement parts. By uniformly applying alloy coatings to the interior surfaces of pipe fittings with the 3-D Pipe Fitting Cladder process, we believe that the need for replacement parts, abrasive wear and down time will be greatly reduced. We believe that the 3-D Pipe Fitting Cladder process enables a variety of different alloys to coat the interior surfaces of pipe fittings, and it will therefore be adaptable for use in many different industrial settings.

INDEPENDENT LABORATORY AND FIELD TESTS

         We base our beliefs regarding Arcoplate's high wear-resistance on our observations of Arcoplate's performance in industrial use, our correspondence with mining and mineral processing businesses that have used Arcoplate, and the results of independent laboratory and field tests.

         A study conducted by the Central Power Research Institute of Bangalore, India, in 1997, concluded that Arcoplate has 13.6 times less erosion loss and
65.0 times less abrasion than mild steel. The study further concluded that Arcoplate offers wear-resistance against low stress abrasion at a factor of 6.5:1 or greater over several times of multiple layer wear plates. A study conducted by Metlabs (a division of AUST-AMET Pty. Ltd.) of Welshpool, Australia in November 1997 reported that "[t]he abrasion and wear resistance of [Arcoplate] would be expected to be good due to the consistency of the microstructure and high hardness values and the underlying steel structures." A trial of Arcoplate conducted by the Hamersley Iron Paraburdoo iron ore processing plant, in October 1992 in Western Australia, concluded that Arcoplate was eight times more wear resistant than its multiple layer wear plate counterpart.

         SALES AND MARKETING

         To date, most of our orders have been the result of unsolicited inquiries from prospective customers who have learned of our Arcoplate products on a word-of-mouth basis in their respective industries. For the year ended June 30, 2000 eight customers accounted for 74% of sales. Sales to such customers ranged from 6% of sales to 17% of sales.

         We intend to achieve market penetration in selected major markets through a multi-step process consisting of:

         o    presentation of technical papers at industry related seminars;

         o initial discussions of the application highlighting the advantages of Arcoplate;

         o initial discussions of the application highlighting the advantages of the 3-D Pipe Fitting Cladder process;

         o    an  engineering  and  marketing   evaluation  by  the  prospective
              customer of sample material and demonstration products; and

         o licensing a production program where appropriate expenditures are made on tooling, equipment and quality control necessary to fulfill market requirements.

         We anticipate incurring increased expenditures in connection with our marketing activities. Our marketing activities are also expected to include substantial applications engineering support to assist in the development of products for specific customers and markets, evaluation of Arcoplate and the 3-D Pipe Fitting Cladder by institutions that specialize in technology and/or markets of this type, development of appropriate sales materials such as specification sheets and corporate brochures, and promotion through appearances at selected trade shows and selective advertising in journals and the trade press.

         In order to develop our Australian and international customer base, we intend to contact all major mining and mineral processing companies to determine their current methods for minimizing down time due to wear-related problems. We will establish initial contact with these companies by telephone, followed by a targeted mailing containing a letter with brochures and case histories provided to us by current customers. After prospective customers have had the opportunity to review the contents of our targeted mailing, we will attempt to set up a meeting with key employees of the prospective customer in order to review their operations, materials, wear-related problems, and frequency of shut-downs so that we may then suggest specific Arcoplate products, 3-D Pipe Fitting Cladder procedures and other solutions to reduce down time. For original equipment manufacturers, we will attempt to review existing operations in order to determine how our products may assist in enhancing equipment performance. We intend to hold seminars in our offices, or at our customers' places of business, with operations managers, maintenance superintendents and maintenance schedulers, individuals who are directly responsible for production and machinery performance.

         In addition, we intend to market our Arcoplate products to consultant engineering companies so that they may ultimately incorporate Arcoplate materials into their equipment designs. We will offer the services of our own engineering department to assist consultant engineers with design planning in order to maximize material flow, and to minimize wear and down time.

         ACQUISITION OF TECHNOLOGY

         In May 2000 we acquired an exclusive license from Kenside Investments, Ltd., for a 25 year term, to develop and market the proprietary Arcoplate process, and to commercially exploit the patent rights and technology rights related to the Arcoplate process worldwide, with the exception of the United States in exchange for 4,760,000 shares of our common stock. The patent rights include those rights encompassed by a U.S. patent and a Canadian patent which were initially assigned to investors George W. Browne and Gene Kostecki, our Chief Executive Officer. The rights to the patents, and the underlying Arcoplate process technology, were ultimately transferred to Kenside Investments, Ltd. Pursuant to the license from Kenside Investments, we have the option to extend the license for three terms of 10 years each. The license provides for royalty payments to Kenside Investments, Ltd., in an amount equal to 2% of our net sales of Arcoplate products. Gene Kostecki, our chief executive officer, director and principal stockholder, controls Kenside Investments, Ltd.

         In October 2000, we acquired, from Gene Kostecki and Alan Winduss, the right to utilize and commercially exploit the 3-D Pipe Fitting Cladder process in exchange for an aggregate of 3,413,750 shares of common stock. In October 2000, we acquired from Collier Unit Trust, certain mill and office equipment assets relating to the manufacture, sale and distribution of Arcoplate in exchange for 1,250,000 shares of common stock. In October 2000, we acquired, from Collier Unit Trust, certain plant machinery relating to the manufacture, sale and distribution of Arcoplate for a purchase price of $820,000. Mr. Kostecki controls Collier Unit Trust.

         INTELLECTUAL PROPERTY

         We believe that protection of our licensed proprietary technology and know-how is critical to the development of our business. We have obtained patents for process in United States, Mexico, Brazil, Canada, Japan, Burma, South Korea, Australia, France, Germany, Great Britain, Greece, Italy, Belgium, Netherlands and Sweden. We do not have intellectual property protection for the 3-D Pipe Fitting Cladder process. We cannot assure you that our existing patent rights, or any other patent rights that may be granted, will be valid and enforceable or provide us with meaningful protection from competitors. We cannot assure you that any pending patent application will issue as a patent or that any claim thereof will provide protection against infringement. If our present or future patent rights are ineffective in protecting us against infringement, our marketing efforts and future revenues could be materially and adversely affected. In addition, if a competitor were to infringe our patent rights, the costs of enforcing our patent rights may be substantial or even prohibitive.

         RESEARCH AND DEVELOPMENT

         We are engaged in the development of new products and improvements to our existing products and we intend to maintain laboratory facilities for these purposes as well as a network of outside independent test laboratories and specialty subcontractors. Our past research and development efforts were focused on Arcoplate's wear resistance, as compared with the wear plate solutions of our competitors. For the years ended June 30, 1999 and 2000 we incurred research and development expenses of $62,000 and $45,000, respectively. In the future, we intend to allocate one-half of 1% of sales to research and development expenditures. We expect that our techniques will continue to be developed and refined through empirical tests and prototype development. We expect that we will devote substantial resources to research and development efforts. We expect the costs of those efforts will be recorded for accounting purposes as expenses as they are incurred, notwithstanding that the benefits, if any, from our research and development efforts (in the form of increased revenues or decreased product costs), and may not be reflected in our operating results, if at all, until subsequent periods.

         MANUFACTURING AND SUPPLY

         The raw materials we employ are principally steel and a proprietary alloy compound. We presently purchase steel from one supplier, De Candilo & Sons Pty Ltd. We presently purchase our alloy materials from C.M.C. Australia Pty Ltd. We also rely heavily on the use of fluxes, devices designed to remove impurities, during the manufacturing process. We purchase our requirements for fluxes from Lincoln Electric Australia Ltd Although we believe that steel and alloy compounds are readily available from other suppliers, we cannot assure you that we will be able to continue to obtain desired quantities of steel, alloy and fluxes on a timely basis at prices and terms deemed reasonable by us. We monitor the quality of our products by frequent tests and material certification, and we intend to maintain a strict internal quality control system to monitor the quality of production at our facility.

         GOVERNMENT REGULATION

         Our Arcoplate manufacturing plant is subject to many laws and regulations relating to the protection of the environment. These laws and regulations impose requirements concerning, among other matters, the treatment, acceptance, identification, storage, handling, transportation and disposal of industrial by-products, hazardous and solid waste materials, waste water, air emissions, noise emissions, soil contamination, electromagnetic radiation, surface and groundwater pollution, employee health and safety, operating permit standards, monitoring and spill containment requirements, zoning, and land use. We frequently examine ways to minimize any impact on the environment and to effect cost savings relating to environmental compliance. Our management believes that we are in material compliance with all applicable environmental laws and that our products and processes do not present any unusual environmental concerns. Our management further believes that the cost of compliance with all applicable environmental laws is approximately $15,000 per year.

         Our operations are also governed by laws and regulations relating to workplace safety and health, principally under the Australian Occupational Safety and Health Act -- 1984 (WA), which, among other requirements, establish employee training, supervision and general safety standards. Our management believes that we are in material compliance with all applicable workplace safety and health laws and that our products and processes do not present any unusual safety concerns.

         We require, and must comply with, various authorizations, permits and licenses to conduct our operations. Government agencies continually monitor our compliance with authorization, permits and licenses and our facilities are subject to periodic unannounced inspection by local, state and federal authorities. Violations of any permit or license, if not remedied, could result in our incurring substantial fines, or suspension of our operations.

         COMPETITION

         The wear plate solutions industry is highly competitive. We compete in our chosen markets against several larger multi-national companies, all of which are well-established in those markets and have substantially greater financial and other resources than we do. Competitive market conditions could adversely affect our results of operations if we were required to reduce product prices to remain competitive or if we are unable to achieve significant sales of our products. Wear-resistant alloy steel plates are manufactured by numerous corporations worldwide. In the United States and Canada, major manufacturers of wear plates include Triton, Inc. and Trimay, Ltd. In Australia, major manufacturers of wear plates include Australian National Industries, Ltd. and Australian Overseas, Ltd. Other major manufacturers in the European Union and Asia include Vautid (Gmd.) and Duraweld.

         EMPLOYEES

         We employed 11 persons on a full-time basis as of December 31, 2000, including two Company executive officers, six manufacturing personnel and three persons engaged in sales and marketing activities. None of our employees is a member of a labor union. We consider our relationship with our employees to be good. We anticipate hiring approximately six additional manufacturing employees, two additional research and product development employees and two additional sales and marketing employees in the next 12 months.

         PROPERTY

         We lease our facility in Perth, Australia, at a monthly rental of $7,083 per month. The lease expires in June 2005. Of the total 26,000 square foot area of the facility, approximately 4,000 square feet will be utilized for office space and approximately 22,000 square feet will be utilized for manufacturing operations dedicated to Arcoplate manufacturing, secondary processes and warehousing. The facility is designed for expansion of capacity to match our anticipated needs. We believe that the replacement value of the facility is presently adequately covered by insurance.

         LEGAL PROCEEDINGS

         There are no material legal proceedings pending or, to our best knowledge, threatened against us.

                                   MANAGEMENT

         DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information concerning our directors and executive officers.

NAME                      AGE                           POSITION
----                      ---                           --------

Gene Kostecki             55       President,  Chief Executive Officer and
                                   Director
Alan Charles Winduss      59       Chief Financial Officer and Director

The following is a brief summary of the background of each executive officer and director:

         Gene Kostecki has served as our Chief Executive Officer, President, and Director since June 2000. From July 1997 to the present, Mr. Kostecki served as the Chief Executive Officer and director of Arcoplate, Inc. and Arcoplate Holdings (UK) PLC. From July 1995 to July 1997, Mr. Kostecki served as Managing Director of the Collier Unit Trust, an engineering business and distributor based in Western Australia. Mr. Kostecki intends to resign from his positions in Arcoplate, Inc. and Arcoplate (UK) PLC. He intends to act as President and Chief Executive Officer of Alloy Steel International on a full-time basis.

         Alan Charles Winduss has served as our Chief Financial Officer, Vice President and Director since June 2000. From July 1997 to the present, Mr. Winduss served as the Chief Financial Officer and director of Arcoplate, Inc. and Arcoplate Holdings (UK) PLC. From July 1979 to the present, Mr. Winduss has served as the senior principal of Winduss & Cook, an accounting firm in Western Australia, which specializes in commercial accounting, corporate finance and management. Mr. Winduss intends to resign from his positions in Arcoplate, Inc. and Arcoplate (UK) PLC. He intends to devote approximately 70% of his time to his duties as Chief Financial Officer and a director of Alloy Steel International.

         BOARD COMPOSITION

         Our board of directors currently consists of two directors. At each annual meeting of our stockholders, all of our directors are elected to serve from the time of election and qualification until the next annual meeting following election. In addition, our bylaws provide that the maximum authorized number of directors may be changed by resolution of the stockholders or by resolution of the board of directors.

         Each officer is elected by, and serves at the discretion of, our board of directors. There are no family relationships among any of our directors, officers or key employees.

         CONTROL BY OFFICERS AND DIRECTORS

         Our directors and executive officers own approximately 73% of the outstanding shares of our common stock. Accordingly, these stockholders possess substantial control over our operations. This control may allow them to amend corporate filings, elect all of our board of directors, and substantially control all matters requiring approval by our stockholders, including approval of significant corporate transactions. If you purchase our common stock, you may have no effective voice in our management.

         EXECUTIVE COMPENSATION

         Our executives did not receive any cash or non-cash compensation for the period from May 4, 2000 (inception) through September 30, 2000.

         EMPLOYMENT AGREEMENTS

         We have entered into five-year employment agreements, commencing as of October 2, 2000, with Gene Kostecki, our President and Chief Executive Officer, and Alan Charles Winduss, our Chief Financial Officer, which provide for an annual salary of $150,000 and $80,000, respectively. The employment agreements provide that each of Mr. Kostecki and Mr. Winduss are eligible to receive incentive bonus compensation, at the discretion of the board of directors, based on their respective performance and contributions to our success. The employment agreements provide for termination based on death, disability or voluntary resignation and each provides for severance payments upon termination in the event that there is termination without cause, if the employee terminates his employment for good reason or in the event of a change in control of Alloy Steel. The employment agreement defines "good reason" as any violation of the employment agreement by Alloy Steel International, any reduction in the employee's salary or benefits or the assignment to the employee of duties inconsistent with his position. If the employment agreement is terminated without cause, as a result of change of control, or terminated by the employee for good reason, the amount of the severance payment will be equal to three times that average annual compensation payable under the employment agreement.

         We have entered into consulting agreements with Berryhill Investments, Ltd., Chartreuse Nominees Pty., Ltd., Persia Consulting Group, Inc., Ames Nominees Pty. Ltd., Alan Winduss Pty. Ltd and Ragstar Investments, Ltd., commencing as of October 2, 2000, which provide for compensation in the amount of 150,000, 500,000, 1,350,000, 937,500, 312,500 and 90,000 shares, respectively, of our common stock. Pursuant to the terms of each agreement, the consultants shall provide certain advisory services with regard to corporate development.

         STOCK OPTION PLAN

         In May 2000, we adopted the 2000 Stock Option Plan. The purpose of the plan is to enable us to attract, retain and motivate key employees, directors, and consultants, by providing them with stock options. Options granted under the plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, or non-qualified stock options. We have reserved 500,000 shares of common stock for issuance under the plan. As of the date of this prospectus, no options have been granted pursuant to the plan.

         Our board of directors will administer the plan. Our board has the power to determine the terms of any options granted under the plan, including the exercise price, the number of shares subject to the option, and conditions of exercise. Options granted under the plan are generally not transferable, and each option is generally exercisable during the lifetime of the holder only by the holder. The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. Our board of directors approves the terms of each option. These terms are reflected in a written stock option agreement.

         LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation and bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. We will indemnify any person who was or is a party, or is threatened to be made a party to, an action, suit or proceeding, whether civil, criminal, administrative or investigative, if that person is or was a director, officer, employee or agent of ours or serves or served any other enterprise at our request.

         In addition, our certificate of incorporation provides that generally a director shall not be personally liable to us or our stockholders for monetary damages for breach of the director's fiduciary duty. However, in accordance with Delaware law, a director will not be indemnified for a breach of its duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation or any transaction from which the director derived improper personal benefit.

         We have been advised that it is the position of the commission that insofar as the indemnification provisions referenced above may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of April 30, 2001, the number and percentage of outstanding shares of common stock beneficially owned by:

         o each person who we know beneficially owns more than 5% of the outstanding shares of our common stock;

         o       each of our executive officers and directors; and

         o       all of our officers and directors as a group.

         Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of the date of this Prospectus, but excludes shares of common stock underlying options or warrants held by any other person. Unless otherwise indicated, the address of each beneficial owner is c/o Alloy Steel, 42 Mercantile Way Malaga, P.O. Box 3087 Malaga D C 6945, Western Australia.

                                                                             PERCENTAGE OF
                                                                              COMMON STOCK
NAME OF                                                      NUMBER OF       BENEFICIALLY
BENEFICIAL OWNER                                              SHARES             OWNED
Gene Kostecki............................................  10,598,000(1)        62.3%

Alan Charles Winduss.....................................   1,893,250(2)        11.1%

Persia Consulting Group, Inc.............................   1,350,000            7.9%
One World Trade Center, 87th Floor
New York, New York  10048

All present officers and
  directors as a group (Two persons).....................   12,491,250          73.4%

         o The number of shares of common stock beneficially owned by Mr. Kostecki includes (i) 4,760,000 shares issued to Kenside Investments, Ltd., (ii) 1,250,000 shares issued to Collier Unit Trust, and (iii) 937,500 shares issued to Ames Nominees Pty. Ltd.

         o The number of shares of common stock beneficially owned by Mr. Kostecki includes (i) 500,000 shares issued to Chartreuse Nominees Pty. Ltd., (ii) 90,000 shares issued to Ragstar Investments, Ltd., and (iii) 312,500 shares issued to Alan Winduss Pty. Ltd.

                              CERTAIN TRANSACTIONS

         In May 2000, we acquired an exclusive worldwide license from Kenside Investments, Ltd., excluding the United States, for a 25-year term, in connection with certain patent and technology rights related to the Arcoplate process, in exchange for 4,760,000 shares of our common stock. The license provides for royalty payments to Kenside Investments, Ltd., in an amount equal to 2% of our net sales of Arcoplate products. Our Chief Executive Officer, director and principal shareholder, Gene Kostecki controls Kenside Investments, Ltd. Research and development expenses of approximately $1,800,000 were incurred in developing the technology and building the equipment for the technology by entities controlled by Mr. Kostecki.

         Arcoplate Holdings UK PLC holds the United States rights to the Arcoplate process through Arcoplate, Inc. Arcoplate Holdings (UK) PLC received these rights from Kenside Investments Ltd. Presently, such rights are not being exploited. Arcoplate Holdings (UK) PLC is an affiliate of Mr. Kostecki, our chief executive officer, director and principal stockholder and Mr. Winduss, our chief financial officer, principal stockholder and a director. Acroplate Holdings (UK) PLC is in violation of this license and Kenside Investments Ltd. has attempted to revoke the license. Certain directors of Arcoplate Holdings
(UK) PLC are disputing this revocation. Until this matter is resolved, neither Arcoplate Holdings (UK) PLC nor Kenside Investments Ltd. are in a position to grant us a U.S. license. Once this matter is resolved, we will attempt to negotiate a U.S. license in an arms-length transaction.

         In October 2000, we acquired certain assets of Collier Unit Trust in exchange for 1,250,000 shares of our common stock. In October 2000, we also acquired the Arcoplate manufacturing plant and plant equipment from Collier Unit Trust for an aggregate purchase price of $820,000. The initial cost of such plant and equipment was approximately $880,000. Our Chief Executive Officer, director and principal shareholder, Gene Kostecki controls the Collier Unit Trust.

         In October 2000, we acquired the right to utilize the 3-D Pipe Fitting Cladder process, from Gene Kostecki and Alan Winduss, in exchange for an aggregate of 3,413,750 shares of our common stock. Mr. Kostecki incurred research and development expenses of approximately $600,000 in developing the 3-D Pipe Fitting Cladder Process.

         In October 2000, we entered into 12 month consulting agreements with Chartreuse Nominees Pty., Ltd., Ames Nominees Pty. Ltd., Alan Winduss Pty. Ltd. and Ragstar Investments, Ltd., which provide for compensation in the amount of 500,000, 937,500, 312,500 and 90,000 shares, respectively. Mr. Winduss controls Chartreuse Nominees Pty. Ltd., Alan Winduss Pty. Ltd. and Ragstar Investments, Ltd. Mr. Kostecki controls Ames Nominees Pty. Ltd. Each of the consultants shall provide corporate development and other advisory services including strategic planning, investigation of potential strategic alliances, structuring potential capital transactions, preparation of internal financial statements, reports and projections, and financial analysis of competitors and new operations. The consultants have not provided any significant services to us to date. It is anticipated that Alan Winduss Pty Ltd. will provide financial consulting services with respect to doing business in Australia through Winduss & Cook, an accounting firm in Western Australia, of which Mr. Winduss is a principal. Chartreusse Nominees Pty Ltd. will provide financial consulting services with respect to doing business in Latin America through Winduss & Cook and Sue Ellen Ames, Mr. Winduss' daughter. Ragstar Investments Ltd. will provide financial consulting services with respect to doing business in China through Winduss & Cook and Sue Ellen Ames, Mr. Winduss' daughter. Ames Nominees Pty Ltd. through Mr. Kostecki and Steven Kostecki, his son and the Collier Unit Trust will provide technical advisory services with respect to the manufacture of the equipment to produce Arcoplate.

         We entered into a 12 month consulting agreement with Persia Consulting Group, Inc. in October 2000. Pursuant to the consulting agreement we have issued 1,350,000 shares of common stock to Persia Consulting Group. The consulting services to be performed by Persia will primarily be performed by Hamid Fashandi. Mr. Fashandi has been in the financial services industry for six years. Persia Consulting Group will provide services to us as we request. Persia Consulting Group has provided us with due diligence on potential acquisition candidates, provided advice on doing business in the United States and financial advisory services with respect to our transition from a private company to a public company. Persia Consulting Group will also serve as our presence in the United States and provide investor and public relations services as well as crisis management services.

         In July 2000, we entered into a lease agreement with Raglan Securities Pty. Ltd., for our office facilities, for a term of five years, at an annual rent of $85,000. Mr. Kostecki controls Raglan Securities Pty. Ltd.

         In June 2000, we sold 919,500 shares of our common stock to Gene Kostecki, and 308,000 shares of our common stock to Alan Winduss at a price of $0.16 per share.

         Mr. Kostecki and Mr. Winduss may be deemed promoters of Alloy Steel International.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

         The registration statement, of which this prospectus forms a part, relates to our registration, for the account of the selling stockholders, of an aggregate of 5,336,250 shares of common stock. We will not receive any of the proceeds from the sale of these shares.

         The sale of the selling stockholders' shares by the selling stockholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling stockholders, in the over-the-counter market or in negotiated transactions, or through the writing of options on the selling stockholders' shares, a combination of these methods of sale, or otherwise. Sales may be made at market prices prevailing at the time of sale, or at negotiated prices.

         The selling stockholders may effect the transactions by selling their shares directly to purchasers, through broker/dealers acting as agents for the selling stockholders, or to broker/dealers who may purchase shares as principals and thereafter sell the selling stockholders' shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. These broker/dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser for whom which broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

         Under Regulation M the selling stockholders during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of Regulation M under the Exchange Act. Under those rules and regulations, they:

         o may not engage in any stabilization activity in connection with our securities; and

         o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

         The selling stockholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

         Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

         At the time a particular offer of the shares is made by or on behalf of a selling stockholder, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholder and any discounts commissions, or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         Under the Exchange Act and its regulations, any person engaged in the distribution of shares of common stock, or securities convertible into common stock, offered by this prospectus may not simultaneously engage in market-making activities with respect to the common stock during the applicable "cooling off" period prior to the commencement of this distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation Regulation M promulgated under the Exchange Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

         The following table sets forth information known to us regarding ownership of our common stock by each of the selling stockholders as of April 30, 2001 and as adjusted to reflect the sale of shares offered by this prospectus. None of the selling stockholders has had any position with, held any office of, or had any other material relationship with us during the past three years, except as follows:

         o    Persia Consulting Group, Inc. is a consultant to the Company.

         o Gene Kostecki is Chairman, Chief Executive Officer and Director of the Company.

         o    Alan  Winduss  is Chief  Financial  Officer  and  Director  of the
              Company.

         o    David Gonzalez is Vice President and Secretary of the Company.

         We believe, based on information supplied by the following persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own. The last column in this table assumes the sale of all of our shares offered in this prospectus.

                                                                             COMMON                        SHARES
                                                       SHARES                 STOCK                  OWNED AFTER OFFERING
NAMES OF SELLING                                    BENEFICIALLY           OFFERED BY
STOCKHOLDERS                                            OWNED           BENEFICIAL OWNER          NUMBER           PERCENT
------------                                            -----           ----------------          ------           -------
Hong Zhu.......................................           62,500               62,500                0                 0
Persia Consulting Group, Inc...................          450,000              450,000                0                 0
Robert Farrell.................................           75,000               75,000                0                 0
Mark Angelo....................................          350,000              350,000                0                 0
Joe Donohue....................................          350,000              350,000                0                 0
Michael Kesselbrenner..........................           50,000               50,000                0                 0
ARAB Commerce Bank.............................           50,000               50,000                0                 0
Cornell Capital Partners, LP...................           25,000               25,000                0                 0
Janice Magill..................................           31,250               31,250                0                 0
Jennifer Richards..............................           31,250               31,250                0                 0
Judith Saunders................................           31,250               31,250                0                 0
Jillian Clazie.................................           31,250               31,250                0                 0
Barbara Kearney................................           31,250               31,250                0                 0
Norma Merrey...................................           31,250               31,250                0                 0
Gene Kostecki..................................       10,598,000              919,500        9,678,500             56.9%
Alan Winduss...................................        1,893,250              308,000        1,585,250              9.3%
Balmere Assets Ltd.............................           40,000               40,000                0                 0
Robert McDougall...............................          400,000              400,000                0                 0
Allan Bray.....................................          100,000              100,000                0                 0
Dave Peters....................................           40,000               40,000                0                 0
Yeowart Gregory................................           20,000               20,000                0                 0
Terry Taylor...................................           10,000               10,000                0                 0
New Wave Nominees..............................           62,500               62,500                0                 0
Gillian Woodford...............................          100,000              100,000                0                 0
Darren Whittaker...............................           10,000               10,000                0                 0
Joris Claessens................................           20,000               20,000                0                 0
Po-Chin King...................................          125,000              125,000                0                 0
Chung Kuan Yen.................................          125,000              125,000                0                 0
Peter Che Nan Chen.............................          593,750              593,750                0                 0
Sui Wa Chau....................................          312,500              312,500                0                 0
Wei Z. Yen.....................................          250,000              250,000                0                 0
Jinsheng Yi....................................           62,500               62,500                0                 0
Shuhai Guo.....................................           62,500               62,500                0                 0
Xiangdong Liang................................          125,000              125,000                0                 0
David Gonzalez.................................           50,000               50,000                0                 0

MARKET FOR COMMON STOCK

         We intend to apply for listing of our common stock on the OTC Bulletin Board. The OTC Bulletin Board experiences a high level of price and volume volatility. Market prices for many companies, particularly small and emerging growth companies have experienced wide price fluctuations not necessarily related to their operating performance as such:

         o The market price for our common stock may be affected by general stock market volatility;

         o    Purchasers may have trouble reselling their stock;

         o Broker/dealers may not be able to resell our stock as easily as stocks which are traded on larger exchanges;

          Financial results and various factors affecting our industry in general may significantly affect the market price for our common stock.

         In addition, our shares of common stock may be subject to Rule 15g-9 under the Exchange Act. This rule imposes additional sales practice requirements on broker/dealers which sell such securities to persons other than established customers and accredited investors. Generally, these individuals have a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses. For transactions covered by this Rule, a broker/dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker/dealers to sell our common stock and may affect the ability of purchasers in the offering to sell their shares. We cannot assure you that we can sustain an active trading market.

                            DESCRIPTION OF SECURITIES

         The following section should be read in conjunction with detailed provisions of our certificate of incorporation and bylaws, copies of which have been filed with our registration statement of which this prospectus forms a part. Our capital stock is also governed by the provisions of applicable Delaware law.

         GENERAL

         Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value, and 3,000,000 shares of preferred stock, $0.01 par value. As of April 30, 2001, 17,050,000 shares of common stock were issued and outstanding. As of the date of this prospectus, we have approximately 40 holders of our common stock. No shares of preferred stock are outstanding.

         COMMON STOCK

         Each holder of common stock is entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our stockholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holders of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

         The holders of common stock:

         o have equal rights to dividends from funds legally available therefor, when and if declared by our board of directors;

         o    are entitled to share  ratably in all of our assets  available for
              distribution   to  holders  of  common  stock  upon   liquidation,
              dissolution or winding up of our affairs; and

         o do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

         The rights, preferences and privileges of the holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we designate in the future.

         PREFERRED STOCK

         The board of directors is authorized, without stockholder approval, from time to time to issue up to an aggregate of 3,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from attempting to acquire a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

         PRIVATE FINANCINGS

         In June 2000, we completed the sale of 2,217,500 shares of common stock at prices of $0.16 and 0.25 per share in a private financing transaction to 18 accredited investors resulting in gross proceeds of $420,000. In August 2000, we completed the sale of 1,718,750 shares of common stock to nine accredited investors at a price of $0.16 per share in a private financing transaction resulting in gross proceeds of $275,000. We have agreed to register the shares of common stock issued in these private financing transactions which are being offered by this prospectus.

         DELAWARE  LAW AND  CERTIFICATE  OF  INCORPORATION  AND BYLAW PROVISIONS

         We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents us from engaging, under some circumstances, in a business combination, which includes a merger or sale of more than 10% of its assets, with any interested stockholder, defined as a stockholder who owns 15% or more of its outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an interested stockholder unless:

         o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

         o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers and shares owned by employee stock plans; or

         o the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

         Some of the provisions of our certificate of incorporation and bylaws could discourage, delay or prevent an acquisition of Alloy Steel International Inc. at a premium price. Our bylaws provide that any vacancy on the board of directors may be filled by a majority of the directors then in office. Our bylaws provide that special meetings of stockholders may be called only by a majority of the directors of our board or the President or by at least 25% of the holders of shares of common stock.

         In addition, the certificate of incorporation also authorizes the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Alloy Steel International Inc.

         TRANSFER AGENT

         We intend to appoint Continental Stock Transfer & Trust Company as the transfer agent and registrar for our shares of common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities.

         The 5,336,250 shares of common stock offered in this offering will be immediately tradeable without restriction under the Securities Act, except for any shares held by an "affiliate" of ours, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 11,413,750 shares of common stock will be deemed "restricted securities" as defined in Rule 144.

         In general, under Rule 144, a stockholder, or stockholder whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period equal to the greater of:

         o    1% of the then outstanding shares of common stock; or

         o the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

         In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.

                                  LEGAL MATTERS

         The validity of the common stock being offered in this prospectus will be passed upon for us by Kirkpatrick & Lockhart LLP, Miami, Florida.

                                     EXPERTS

         The financial statements of Alloy Steel International, Inc. as of September 30, 2000 and for the period May 4, 2000 (inception) to September 30, 2000 appearing in this Prospectus and Registration Statement, have been audited by Feldman Sherb & Co., P.C., independent auditors, as set forth in their report thereon appearing in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of the Arcoplate Division -- Collier Unit Trust, for June 30, 2000 and for each of the two years in the period then ended appearing in this Prospectus and Registration Statement have been audited by Feldman Sherb & Co., P.C, independent auditors, as set forth in their report thereon appearing in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

         Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

         We intend to apply for the listing of our common stock on the NASD OTC Bulletin Board. After this offering is effective, you may obtain certain information about us on Nasdaq's Internet site (http://www.Nasdaq-Amex.com).

                          INDEX TO FINANCIAL STATEMENTS

ALLOY STEEL INTERNATIONAL, INC.

                                                                            PAGE

Independent Auditors' Report...............................................  F-1

Balance Sheets, September 30, 2000 and March 31, 2001......................  F-2

Statements of  Operations,  May 4, 2000  (Inception) to September 30,
2000 and six months ended March 31, 2001...................................  F-3

Statements  of  Changes  in   Stockholders'   Equity,   May  4,  2000
(Inception) to September 30, 2000 and six months ended March 31, 2001......  F-4

Statements  of Cash Flows May 4, 2000  (Inception)  to September  30,
2000 and six months ended March 31, 2001...................................  F-5

Notes to Financial Statements..............................................F-6-9

ARCOPLATE DIVISION - COLLIER UNIT TRUST
Independent Auditors' Report.............................................   F-10

Statements  of Assets and  Liabilities,  June 30, 2000 and  September
30, 2000.................................................................   F-11

Statements  of Revenues  and  Expenses,  Year Ended June 30, 2000 and
1999 and Three Months Ended September 30, 2000 and 1999..................   F-12

Statements  of Cash  Flows,  Year  Ended  June 30,  2000 and 1999 and
Three Months Ended September 30, 2000 and 1999...........................   F-13

Notes to Financial Statements............................................F-14-16

Pro Forma Financial Statements (Unaudited)...............................   F-17

Pro Forma  Statements  of  Operations,  Year Ended June 30,  2000 and
Nine Months Ended March 31, 2001 and 2000, respectively..................   F-18


Notes to Pro Forma Statements of Operations..............................   F-19

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Alloy Steel International, Inc.

         We have audited the accompanying balance sheet of Alloy Steel International, Inc. (A Development Stage Company) as of September 30, 2000 and the related statements of operations, stockholder's equity and cash flows for the period May 4, 2000 (inception) to September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, the financial position of Alloy Steel International, Inc. (A Development Stage Company) as of September 30, 2000 and the results of its operations and its cash flows for the period May 4, 2000 (inception) to September 30, 2000 in conformity with generally accepted accounting principles.

                                        /s/ FELDMAN SHERB AND CO., P.C.
                                            -------------------------------
                                            Feldman Sherb and Co, P.C
                                            Certified Public Accountants

New York, New York
October 27, 2000

                         ALLOY STEEL INTERNATIONAL, INC
                                 BALANCE SHEETS

                                                                                          SEPTEMBER 30,      MARCH 31,
                                                                                              2000             2001
                                                                                              ----             ----
                                                                                                            (UNAUDITED)

                                                                          ASSETS
CURRENT ASSETS:
   Cash  ...........................................................................    $       8,674    $         8,674
   Accounts receivable..............................................................               --            314,653
   Inventories......................................................................               --             93,994
                                                                                        -------------     --------------
       TOTAL CURRENT ASSETS.........................................................            8,674            417,321
PROPERTY AND EQUIPMENT, net.........................................................               --             63,848
CONSTRUCTION IN PROGRESS............................................................          576,871          1,030,828
                                                                                        -------------     --------------
                                                                                        $     585,545    $     1,511,997
                                                                                        =============    ===============
                                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES - Accounts payable and accrued expenses.........................    $      21,800    $       373,735
                                                                                        -------------    ---------------
STOCKHOLDERS' EQUITY:
   Preferred stock - $0.01 par value; authorized 3,000,000 shares;
       issued and outstanding - none................................................               --                 --
   Common stock - $0.01 par value; shares authorized - 50,000,000 shares; issued and outstanding - 8,696,250 shares and
       17,000,000 shares............................................................           86,963            170,000
Additional paid-in capital..........................................................          496,641          1,286,525
Accumulated deficit.................................................................          (19,859)           (27,063)
Deferred compensation...............................................................               --           (291,200)
                                                                                        -------------     --------------
       TOTAL STOCKHOLDERS' EQUITY...................................................          563,745          1,138,262
                                                                                        -------------     --------------
                                                                                        $     585,545     $    1,511,997
                                                                                        =============     ==============

                                             See notes to financial statements.

                                                              ALLOY STEEL INTERNATIONAL, INC
                                                                 STATEMENTS OF OPERATIONS


                                                                                            MAY 4, 2000      SIX MONTHS
                                                                                          (INCEPTION) TO        ENDED
                                                                                           SEPTEMBER 30,      MARCH 31,
                                                                                               2000             2001
                                                                                               ----             ----
                                                                                                             (UNAUDITED)
SALES ..............................................................................    $           --     $   1,139,968
COST OF SALES........................................................................               --           523,821
                                                                                        --------------     -------------
GROSS PROFIT.........................................................................               --           616,147
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........................................           19,859           623,351
                                                                                        --------------     -------------
NET LOSS.............................................................................   $      (19,859)    $      (7,204)
                                                                                        ==============     =============
BASIC AND DILUTED LOSS PER COMMON SHARE..............................................   $        (0.00)    $       (0.00)
                                                                                        ==============     =============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...........................................        8,696,250        17,000,000
                                                                                        ==============     =============

                                             See notes to financial statements.

                                                   ALLOY STEEL INTERNATIONAL, INC
                                            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                      PREFERRED STOCK         COMMON STOCK                   ADDITIONAL     DEFERRED
                                                                                   PAID-IN   ACCUMULATED   COMPENSATION
                                SHARES        AMOUNT     SHARES         AMOUNT     CAPITAL     DEFICIT       COSTS          TOTAL
                                ------        ------     ------         ------     -------     -------       -----          -----
Balance, May 4, 2000
   (Inception)...............      --       $     --          --     $      --    $     --    $        --   $     --    $        --
Stock issued for cash:
     May 4, - 31, 2000
         - $0.16 -
         $0.25 per share.....                           2,217,500        22,175     397,825            --                   420,000
     June 26, - July 7,
         2000 -
$0.16 per share...............         --          --   1,718,750        17,188     257,812            --                   275,000
Offering expenses.............         --          --          --            --    (111,396)           --                  (111,396)
Stock issued for license- ....                          4,760,000        47,600     (47,600)                                     --
     recorded at predecessor
     basis
Net loss     .................         --          --          --            --          --       (19,859)                 (19,859)
                               ----------   ---------  ----------    ----------   ---------    ----------   ---------    ----------
Balance, September 30, 2000...         --          --   8,696,250        86,963     496,641       (19,859)                  563,745
Stock issued for consulting
     services and professional
     fees $0.16 per share.....                          3,640,000        36,400     546,000            --    (582,400)           --
Stock issued to acquire net
     assets of Arcoplate
     division - Collier Unit
Trust and Cladder -
     predecessor basis........                          4,663,750        46,637     243,884                                 290,521
Amortization of deferred
     compensation costs.......                                                                                291,200       291,200
Loss six months ended
     March 31, 2001...........                                 --            --          --        (7,204)                   (7,204)
                               ----------  ----------  ----------    ----------   ---------    ----------   ---------    ----------
Balance March 31, 2001
     (unaudited)..............         --  $       --  17,000,000  $    170,000 $ 1,286,525  $    (27,063)  $(291,200)   $1,138,262
                              ===========  ==========  ==========   ===========   =========  ============   =========    ==========

                                             See notes to financial statements.

                         ALLOY STEEL INTERNATIONAL, INC
                            STATEMENTS OF CASH FLOWS

                                                                                       MAY 4, 2000           SIX MONTHS
                                                                                     (INCEPTION) TO             ENDED
                                                                                      SEPTEMBER 30,           MARCH 31,
                                                                                          2000                  2001
                                                                                          ----                  ----
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss.......................................................................   $     (19,859)      $       (7,204)
   Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
   Depreciation...................................................................              --                8,800
   Amortization of deferred compensation..........................................              --              291,200
Changes in assets and liabilities
   Increase in accounts receivable................................................              --             (314,653)
   Increase in inventories........................................................              --              (93,994)
   Increase in accounts payable and accrued expenses..............................          21,800              351,935
                                                                                     -------------        -------------
CASH PROVIDED BY OPERATING ACTIVITIES.............................................           2,041              236,084
                                                                                     -------------        -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment.............................................              --              (72,648)
   Increase in construction in progress...........................................        (576,871)            (163,436)
                                                                                     -------------        -------------
CASH USED IN INVESTING ACTIVITIES.................................................        (576,871)            (236,084)
                                                                                     -------------        -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from issuance of common stock.....................................         583,604                   --
                                                                                     -------------        -------------
NET INCREASE IN CASH..............................................................           8,674                   --
Cash, beginning of period.........................................................              --                8,674
                                                                                     -------------        -------------
Cash, end of period...............................................................   $       8,674        $       8,674
                                                                                     =============        =============
SUPPLEMENTAL CASH FLOW INFORMATION
   CASH PAID DURING PERIOD FOR
      INTEREST AND/OR INCOME TAXES................................................   $          --        $          --
                                                                                     =============        =============
NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Stock issued for Arcoplate
      Division net assets and Cladder.............................................   $          --        $     290,521
   Stock issued for consulting and professional services..........................   $          --        $     582,400

                                             See notes to financial statements.

                         ALLOY STEEL INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS
                  MAY 4, 2000 (INCEPTION) TO SEPTEMBER 30, 2000

1.       ORGANIZATION AND BUSINESS DESCRIPTION

         Alloy Steel International, Inc. (the "Company") was incorporated in Delaware in May 2000 for the purpose of manufacturing and distributing Arcoplate, a wear-resistant fused-alloy steel plate, through a patented production process. The Company was in the development stage through September 30, 2000.

2.       SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS

         The  Company   considers   highly  liquid   investments  with  original
         maturities of three months or less to be cash equivalents.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company considers its financial instruments and obligations, which are carried at cost, to approximate fair value due to the near-term due dates.

         DEPRECIATION

         Property and equipment are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the related assets and will commence when assets are put into use.

         IMPAIRMENT OF LONG-LIVED ASSETS

         In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value is required. At March 31, 2001, the Company did not believe that any impairment had occurred.

         REVENUE RECOGNITION

         Revenues are recognized when products are shipped, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable by management.

         RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to expense as incurred.

         INCOME TAXES

         Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

         STOCK OPTIONS

         The Company accounts for all transactions under which employees, officers and directors receive shares of stock in the Company in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123. Accordingly, no compensation has been recognized in the results of operations for the employees, officers and directors stock option plan.

         NET LOSS PER COMMON SHARE

         The Company has adopted the provisions of Statement of Financial Accounting Standard No. 128, "Earnings per Share", which requires that the Company report basic and diluted earnings (loss) per share for all periods reported. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of common stock equivalents.

         Diluted net loss per share was the same as basic net loss per share since the inclusion of stock options would have been anti-dilutive.

         NEW ACCOUNTING PRONOUNCEMENTS

         The Company will adopt Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities" for the year ended June 30, 2001. SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. The application of the new pronouncement is not expected to have a material impact on the Company's financial statements.

         INTERIM UNAUDITED FINANCIAL INFORMATION

         The accompanying balance sheet as of March 31, 2001 and the statements of operations, changes in stockholders' equity and cash flows for the six months ended March 31, 2001 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments, consisting of normal, recurring accruals necessary for a fair presentation thereof. The results of operations for any interim period are not necessarily indicative of the results for the year.

3.       CONSTRUCTION IN PROGRESS

         The Company intends to construct steel plating equipment in Western Australia, for the purpose of manufacturing Arcoplate in commercial quantities. Accordingly, funds approximating $555,000 derived from the private placement of common shares were disbursed as progress payments for the construction work as of March 31, 2001. Such work is being done by the Collier Unit Trust, an affiliated entity.

4. ACQUISITION OF NET ASSETS OF ARCOPLATE DIVISION - COLLIER UNIT TRUST AND CLADDER

         In October 2000, the Company acquired substantially all of the net assets of the Arcoplate Division-Collier Unit Trust, an Australian entity, in exchange for 1,250,000 shares of the Company's common stock. These assets included the Arcoplate manufacturing plant and related facilities, mill equipment, office equipment, and motor vehicles. The Company's chief executive officer, and principal shareholder, Gene Kostecki controls the Collier Unit Trust.

         In addition, the Company issued 3,413,750 shares of common stock to Messrs. Kostecki and Winduss (Company officers and shareholders) to acquire a 3-D Pipe Fitting Cladder. The Cladder is a computer-driven, software-based mechanical system for industrial use, which the Company intends to commercialize worldwide.

         The above transactions were recorded as distributions of capital to the recipients and will be reflected in subsequent financial statements at the predecessor's basis.

5.       ACQUISITION OF LICENSES

         In May 2000, the Company obtained an exclusive license from Kenside Investments, Ltd. for a 25-year term, to develop and market the proprietary Arcoplate process, to commercially exploit certain patent rights and technology rights related to the Arcoplate process in exchange for 4,760,000 shares of the Company's common stock. The license grants the licensee worldwide rights (except in the Unites States) to the process. The license provides for quarterly royalty payments to Kenside Investments, Ltd. of 2% of the Company's net sales of Arcoplate products. Mr. Kostecki, an officer and principal shareholder of the Company, controls Kenside Investments, Ltd. The transaction was recorded as a distribution of capital to the recipient and is accordingly reflected in the financial statements at the predecessor's basis.

6.       STOCK OPTION PLAN

         In May 2000, the Company adopted the 2000 Stock Option Plan (the "Plan") to enable the Company to attract, retain and motivate key employees, directors and consultants. Options granted under the plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code, or non-qualified stock options. The Company has reserved 500,000 shares of common stock for issuance under the Plan. As of September 30, 2000 no options were granted under the Plan.

         The Company's board of directors will administer the Plan. The board has the power to determine the terms of options granted under the Plan, including the exercise price, the number of shares subject to the option, and conditions of exercise. Options granted under the Plan are generally not transferable, and each option is generally exercisable during the lifetime of the holder, only by the holder. The exercise price of all incentive stock options granted under the Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. The exercise price of any incentive stock option granted to a participant owning more than 10% of the voting power of all classes of the Company's stock must be equal to at least 110% of the shares' fair market value on the grant date.

7.       COMMITMENTS

         OPERATING LEASE

         The Company leases its facilities in Perth, Australia, which expires in June 2005, for $7,083 per month. Approximately 22,000 square feet will be used for manufacturing operations dedicated to Arcoplate manufacturing, secondary processes and warehousing, and approximately 4,000 square feet will be used for office space.

         Future minimum lease payments are $84,996 per annum through September 30, 2004 and $63,747 for the period October 1, 2004 through June 30, 2005.

         EMPLOYMENT AGREEMENTS

         The Company is obligated under five year employment agreements with its President and its Vice-President commencing October 1, 2000. The agreements provide for base salaries in the first year of $150,000 and $80,000, respectively, and such additional amounts to be determined by the board of directors in each subsequent year.

         CONSULTING AGREEMENTS

         The Company has entered into one year consulting agreements with four persons who may be deemed affiliates, for services commencing October 1, 2000. Aggregate compensation for such services is 1,840,000 shares of common stock valued at $294,400.

                          INDEPENDENT AUDITOR'S REPORT

To the Trustees of
Arcoplate Division - Collier Unit Trust

         We have audited the accompanying statement of assets and liabilities of Arcoplate Division - Collier Unit Trust as of June 30, 2000 and the related statement of revenues and expenses and cash flows for the years ended June 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, the financial position of Arcoplate Division - Collier Unit Trust as of June 30, 2000 and the results of its operations and its cash flows for the years ended June 30, 2000 and 1999 in conformity with generally accepted accounting principles.

                          /s/ FELDMAN SHERB AND CO., P.C.
                              -------------------------------
                              Feldman Sherb and Co, P.C
                              Certified Public Accountants

                              New York, New York
                              October 26, 2000

                               ARCOPLATE DIVISION
                               COLLIER UNIT TRUST
                      STATEMENTS OF ASSETS AND LIABILITIES

                                     ASSETS

                                                                                         JUNE 30,           SEPTEMBER 30,
                                                                                           2000                 2000
                                                                                           ----                 ----
                                                                                                             (UNAUDITED)
CURRENT ASSETS:
   Trade receivables................................................................   $   117,639          $   177,191
   Inventories......................................................................       133,540               94,351
                                                                                        ----------           ----------
TOTAL CURRENT ASSETS................................................................       251,179              271,542
                                                                                        ----------           ----------
PROPERTY AND EQUIPMENT, net.........................................................        95,185               81,870
                                                                                        ----------           ----------
TOTAL ASSETS........................................................................       346,364              353,412
LESS: ACCOUNTS PAYABLE AND ACCRUED EXPENSES.........................................        56,277               62,891
                                                                                        ----------           ----------
NET ASSETS..........................................................................   $   290,087          $   290,521
                                                                                       ===========          ===========

                                             See notes to financial statements.

                                           ARCOPLATE DIVISION
                                           COLLIER UNIT TRUST
                                   STATEMENTS OF REVENUES AND EXPENSES

                                                                                                   THREE MONTHS
                                                          YEAR ENDED JUNE 30,                   ENDED SEPTEMBER 30,
                                                          -------------------                   -------------------
                                                        2000              1999                2000             1999
                                                        ----              ----                ----             ----
                                                                                                    (UNAUDITED)
SALES ..........................................    $    1,188,403   $     1,316,339    $     319,608    $      236,131
COST OF SALES....................................          700,629           678,431          152,547           113,283
                                                     -------------    --------------    -------------    --------------
GROSS PROFIT.....................................          487,774           637,908          167,061           122,848
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES........................          411,297           395,932          107,629            96,242
OTHER INCOME - BAD DEBT RECOVERY.................               --            38,085               --                --
                                                     -------------    --------------    -------------    --------------
EXCESS OF REVENUES OVER EXPENSES.................    $      76,477   $       280,061    $      59,432    $       26,606
                                                     =============   ===============    =============    ==============

                 See notes to financial statements.








                                                           F-12


                                         ARCOPLATE DIVISION
                                         COLLIER UNIT TRUST
                                      STATEMENTS OF CASH FLOWS

                                                                                                  THREE MONTHS
                                                        YEAR ENDED JUNE 30,                  ENDED SEPTEMBER 30,
                                                        -------------------                  -------------------
                                                      2000              1999                2000             1999
                                                      ----              ----                ----             ----
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Excess of revenues over expenses..............  $      76,477   $      280,061   $     59,432    $      26,606
   Adjustments  to  reconcile  excess  of
      revenues  over  expenses  to net cash
      provided by operating activities:
      Depreciation...............................         25,563           23,206          6,400            5,800
   Changes in operating assets and liabilities:
      Decrease (increase) in trade
        receivables..............................        283,254         (263,766)       (59,552)         186,572
      Decrease (increase) in inventories.........        (45,448)         (35,428)        39,189          (88,471)
   Increase (decrease) in accounts
      payable and accrued expenses...............        (68,897)           9,828          6,614         (112,499)
                                                   -------------   --------------  -------------    -------------
Net cash provided by operating activities........        270,949          (13,901)        52,083           18,008
                                                   -------------   --------------  -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment.........        (21,869)              --          5,469               --
                                                   -------------   --------------  -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of advances -
      Collier Unit Trust.........................       (249,080)         (13,901)       (57,552)         (18,008)
                                                   -------------   --------------  -------------    -------------
NET INCREASE IN CASH.............................             --               --             --               --
CASH, beginning of year..........................             --               --             --               --
                                                   -------------   --------------  -------------    -------------
CASH, end of year................................  $          --   $           --  $          --    $          --
                                                   =============   ==============  =============    =============

SUPPLEMENTAL CASH FLOW INFORMATION
   Cash paid during period for:
      Interest...................................  $      17,459   $       15,815  $       4,365    $       3,954
                                                   =============   ==============  =============    =============
   Taxes.........................................  $          --   $           --  $          --    $          --
                                                   =============   ==============  =============    =============

                 See notes to financial statements.

                               ARCOPLATE DIVISION
                               COLLIER UNIT TRUST
                          NOTES TO FINANCIAL STATEMENTS

1.       THE COMPANY

         The accompanying financial statements include the accounts of Arcoplate, a division of Collier Unit Trust (the "Company"), on a "stand alone" basis. The financial statements include revenues, expenses, assets and liabilities directly attributable to the Arcoplate division of the Company. Costs that could not be directly attributable to the Arcoplate division have been allocated on a percentage of sales basis. Items specifically excluded include bank liability, trust beneficiary loan accounts, money owing to and from third parties that have no relationship to the Arcoplate operations or assets that are not utilized in the production or sale of Arcoplate products. Arcoplate Division manufactures and distributes "Arcoplate", a wear-resistant fused-alloy steel plate, through a patented production process. Arcoplate Division operates in facilities provided by its affiliate, Collier Unit Trust, located in Western Australia.

2.       ACQUISITION  OF NET ASSETS OF  ARCOPLATE  DIVISION - COLLIER
         UNIT TRUST

         In October 2000, Alloy Steel International, Inc., a United States Corporation in the development stage, acquired substantially all of the net assets of the Arcoplate Division - Collier Unit Trust in exchange for 1,250,000 shares of Alloy Steel common stock. These assets included the Arcoplate manufacturing plant and related facilities, mill equipment, and motor vehicles. Alloy Steel's chief executive officer, and principal shareholder controls the Collier Unit Trust.

3.       SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company considers its financial instruments and obligations, which are carried at cost, to approximate fair value due to their near-term due dates.

         INVENTORIES

         Inventories consisting primarily of finished products are valued at the lower of average cost or market.

         DEPRECIATION

         Property and equipment are recorded at cost. Depreciation is provided by the straight - line method over the estimated useful lives of the related assets, which range from four to seven years.

         FOREIGN CURRENCY TRANSACTIONS

         Foreign currency transactions resulted in no significant gains or losses in the years ended June 30, 2000 and 1999.

         IMPAIRMENT OF LONG-LIVED ASSETS

         In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value is required. At June 30, 2000 management did not believe that any impairment had occurred.

         REVENUE RECOGNITION

         Revenues are recognized when products are shipped, provided that no significant vendor obligations remain and collection of the resulting receivable is deemed probable by management.

         RESEARCH AND DEVELOPMENT COSTS

         Research and development costs are charged to expense as incurred.

         NEW ACCOUNTING PRONOUNCEMENTS

         The Company will adopt Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging activities" for the year ended June 30, 2001. SFAS No, 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. The application of the new pronouncement is not expected to have a material impact on the Company's financial statements.



4.       INVENTORIES
         Inventories at June 30, 2000 consisted of the following:

         Raw materials and supplies.........................................    $         33,830
         Finished products..................................................              99,710
                                                                                  --------------
                                                                                $        133,540
                                                                                  ==============

5.       PROPERTY AND EQUIPMENT

         At June 30, 2000, property and equipment consisted of the following:

         Machinery and equipment............................................    $        206,895
         Furniture and fixtures.............................................              38,642
         Motor vehicle......................................................              10,900
                                                                                  --------------
           Less: accumulated depreciation...................................             161,252
                                                                                  --------------
                                                                                $         95,185
                                                                                 ================
6.       ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         At June 30, 2000, accounts payable and accrued expenses were as follows:

         Trade payables.....................................................    $         50,252
         Accrued employee benefits..........................................               6,025
                                                                                  --------------
                                                                                $         56,277
                                                                                 ===============


7.       BASIS OF PRESENTATION (UNAUDITED FINANCIAL STATEMENTS)

         The accompanying unaudited condensed financial statements for the year ended June 30, 2000 and for the nine months ended March 31, 2001 have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the full fiscal year or any other interim reporting period. For further information, refer to the financial statements and footnotes contained elsewhere in this filing.

                         ALLOY STEEL INTERNATIONAL, INC.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

 The following unaudited pro forma statements of operations for the year ended June 30, 2000 and for the nine months ended March 31, 2001 present the pro forma results of operations of the Company as if the acquisition of the Arcoplate division of the Collier Unit Trust had been consummated as of the beginning of each of the periods presented.

These pro forma financial statements should be read in conjunction with the Company's financial statements and those of the Arcoplate division of the Collier Unit Trust included elsewhere herein. The pro forma statements of operations do not necessarily reflect actual results which may have occurred if the acquisition of the Arcoplate division of the Collier Unit Trust had taken place as of the beginning of the above indicated periods, nor are they indicative of the results of future operations

                                                   ALLOY STEEL INTERNATIONAL, INC
                                                 PRO FORMA STATEMENTS OF OPERATIONS
                                                             (UNAUDITED)

                                                     ALLOY STEEL
                                                   INTERNATIONAL,  ARCOPLATE DIVISION      PRO FORMA
                                                        INC.      COLLIER UNIT TRUST      ADJUSTMENTS       PRO FORMA
                                                     MAY 4, 2000
                                                     (INCEPTION)       YEAR ENDED
                                                  TO JUNE 30, 2000    JUNE 30, 2000
SALES .........................................     $          --    $     1,188,403                     $    1,188,403
COST OF SALES...................................                             700,629                            700,629
                                                    -------------    ---------------                     --------------
GROSS PROFIT....................................               --            487,774                            487,774
SELLING, GENERAL AND............................                                             230,000(a)
ADMINISTRATIVE EXPENSES.........................            9,859            411,297         582,400(b)       1,233,556
                                                    -------------    ---------------                     --------------
NET INCOME (LOSS)...............................    $      (9,859)   $        76,477                     $     (745,782)
                                                    =============    ===============                     ==============
NET INCOME PER SHARE............................                                                         $        (0.04)
                                                                                                         ==============
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING..................................                                                             17,000,000
                                                                                                         ==============

                                                   ALLOY STEEL    ARCOPLATE DIVISION        PRO FORMA
                                                 INTERNATIONAL,   COLLIER UNIT TRUST       ADJUSTMENTS        PRO FORMA
                                                      INC.
                                                          NINE MONTHS ENDED
                                                             MARCH 31, 2001

SALES .........................................     $   1,139,968   $        319,608                     $    1,459,576
COST OF SALES...................................          523,821            152,547                            676,368
                                                    -------------    ---------------                     --------------
GROSS PROFIT....................................          616,147            167,061                            783,208
SELLING, GENERAL AND............................                                              57,500(a)
ADMINISTRATIVE EXPENSES.........................          623,351            107,629         145,600(b)         934,080
                                                    -------------    ---------------                     --------------
NET INCOME (LOSS)...............................    $      (7,204)  $         59,432                     $     (150,872)
                                                    =============   ================                     ==============
NET LOSS PER SHARE..............................                                                         $        (0.01)
                                                                                                         ==============
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING............................                                                             17,000,000
                                                                                                         ==============

                                     See notes to pro forma statements of operations

                                                 ARCOPLATE DIVISION                         PRO FORMA
                                                 COLLIER UNIT TRUST                        ADJUSTMENTS        PRO FORMA
                                                  NINE MONTHS ENDED
                                                   MARCH 31, 2000
SALES .........................................     $   1,027,834                                        $    1,027,834
COST OF SALES...................................          327,008                                               327,008
                                                    -------------                                        --------------
GROSS PROFIT....................................          700,826                                               700,826
SELLING, GENERAL AND............................                                              57,500(a)
ADMINISTRATIVE EXPENSES.........................          573,865                            145,600(b)         776,965
                                                    -------------                                        --------------
NET INCOME (LOSS)...............................    $     126,961                                        $      (76,139)
                                                    =============                                        ==============
NET LOSS PER SHARE..............................                                                         $        (0.00)
                                                                                                         ==============
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING............................                                                             17,000,000
                                                                                                         ==============


NOTE: Alloy Steel International, Inc. was not in existence prior to May 4, 2000; accordingly, no amounts are presented for the nine months ended March 31, 2000. The pro forma operating results for the nine months ended March 31, 2000 is provided in order to provide comparable information for the "Management's Discussion and Analysis" section of the Prospectus.
The staff normally objects to pro forma presentations of prior periods unless necessary to discuss operations.

           See notes to pro forma statements of operations

                         ALLOY STEEL INTERNATIONAL, INC
                   NOTES TO PRO FORMA STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

a)        Gives effect to employment agreements with the Company's president and
          vice-president   for  annual   salaries  of  $150,000   and   $80,000,
          respectively.

b) Gives effect to 3,640,000 common shares, valued at $582,400, for consulting services provided over the periods indicated.

                         ALLOY STEEL INTERNATIONAL, INC.
                        5,586,250 SHARES OF COMMON STOCK

                                   PROSPECTUS

                               _____________, 2001

         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Alloy Steel International, Inc. This prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither delivery of this prospectus nor any sale of the shares of common stock hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Alloy Steel International, Inc. since the date hereof.

         Until _________, 2001 (90 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation and bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. We will indemnify any person who was or is a party, or is threatened to be made a party to, an action, suit or proceeding, whether civil, criminal, administrative or investigative, if that person is or was a director, officer, employee or agent of ours or serves or served any other enterprise at our request.

         In addition, our certificate of incorporation provides that generally a director shall not be personally liable to us or our stockholders for monetary damages for breach of the director's fiduciary duty. However, in accordance with Delaware law, a director will not be indemnified for a breach of its duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation or any transaction from which the director derived improper personal benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a statement of the estimated expenses to be paid by us in connection with the issuance and distribution of the securities being registered:

SEC Registration Fee.........................................    $  4,424
Legal Fees and Expenses *....................................    $ 75,000
Accounting Fees and Expenses *...............................    $ 35,000
Printing.....................................................    $  5,000
Miscellaneous................................................    $  5,000
                                                                 --------
Total........................................................    $124,424

* estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, we have sold unregistered securities as described below. Unless otherwise indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. Unless otherwise indicated, the issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transaction. The purchasers of the securities in the transactions had adequate access to information about us.

(1) On May 4, 2000, Kenside Investments, Ltd, an accredited investor, was issued 4,760,000 shares of common stock for a license to commercially exploit the Arcoplate process worldwide, under Section 4(2) of the Securities Act.

(2) In June 2000, in connection with a private financing to accredited investors pursuant to Rule 506 Regulation D, we sold 2,217,500 shares of our common stock to the individuals and in the amounts set forth below.

DATE OF CLOSING           NAME                              NUMBER OF SHARES       PRICE PER SHARE
June 30, 2000             Janice Magill                           31,250                 $0.16
June 30, 2000             Jennifer Richards                       31,250                 $0.16
June 30, 2000             Judith Saunders                         31,250                 $0.16
June 30, 2000             Barbara Kearney                         31,250                 $0.16
June 30, 2000             Jillian Clazie                          31,250                 $0.16
June 30, 2000             Norma Kearney                           31,250                 $0.16
June 30, 2000             Gene Kostecki                          919,500                 $0.16
June 30, 2000             Alan Winduss                           308,000                 $0.16


                                              II-1

June 30, 2000             Balmere Assets Ltd.                     40,000                 $0.25
June 30, 2000             Robert McDougall                       400,000                 $0.25
June 30, 2000             Allan Bray                             100,000                 $0.25
June 30, 2000             Dave Peters                             40,000                 $0.25
June 30, 2000             Yeowart Gregory                         20,000                 $0.25
June 30, 2000             Terry Taylor                            10,000                 $0.25
June 30, 2000             New Wave Nominees Pty. Ltd.             62,500                 $0.25
June 30, 2000             Gillian Woodford                       100,000                 $0.25
June 30, 2000             Darren Whittaker                        10,000                 $0.25
June 30, 2000             Joris Claessens                         20,000                 $0.25

(3) In June through July 2000, in connection with a private financing to accredited investors pursuant to pursuant to Rule 506 of Regulation D, we sold 1,718,750 shares of our common stock at a price of $0.16 per share to the individuals listed below.


DATE OF CLOSING           NAME                              NUMBER OF SHARES
---------------           ----                              ----------------

June 28, 2000             Hong Zhu                                62,500
June 28, 2000             Po-Chin King                           125,000
June 28, 2000             Wei Z. Yen                             250,000
June 28, 2000             Jinsheng Yi                             62,500
June 28, 2000             Shuhai Guo                              62,500
June 28, 2000             Xiangdong Liang                        125,000
June 29, 2000             Peter Che Nan Chen                     593,750
June 29, 2000             Sui Wa Chau                            312,500
July 5, 2000              Chung Kuan Yen                         125,000

(4) On October 2, 2000, Gene Kostecki an accredited investor was issued 2,731,000 shares of common stock in connection with the purchase of the 3-D Pipe Fitting Cladder process, under Section 4(2) of the Securities Act.

(5) On October 2, 2000, Alan Winduss an accredited investor was issued 682,750 shares of common stock in connection with the purchase of the 3-D Pipe Fitting Cladder process, under Section 4(2) of the Securities Act.

(6) On October 2, 2000, Collier Unit Trust an accredited investor was issued 1,250,000 shares of common stock in connection with the purchase of plant equipment assets, under Section 4(2) of the Securities Act.

(7) On October 2, 2000, Alan Winduss Pty. Ltd an affiliate of our chief financial officer and a director was issued 312,500 shares of common stock under Section 4(2) of the Securities Act for financial consulting service with respect to doing business in Australia.

(8) On October 2, 2000, Ames Nominees Pty Ltd an affiliate of our chief executive officer and a director was issued 937,500 shares of common stock under Section 4(2) of the Securities Act with respect to technical advisory services.

(9) On October 2, 2000, Berryhill Investments, Ltd a sophisticated investor was issued 150,000 shares of common stock for corporate development consulting services under Section 4(2) of the Securities Act.

(10) On October 2, 2000, Chartreuse Nominees Pty. Ltd an affiliate of our chief financial officer and a director was issued 500,000 shares of common stock under Section 4(2) of the Securities Act for financial consulting services with respect to doing business in Latin America.

(11) On October 2, 2000, Persia Consulting Group, Inc. a sophisticated investor was issued 1,350,000 shares of common stock for financial consulting services with respect to doing business in the United States under Section 4(2) of the Securities Act.

(12) On October 2, 2000, Ragstar Investments, Ltd. an affiliate of our chief financial officer and a director was issued 90,000 shares of common stock under Section 4(2) of the Securities Act for financial consulting services with respect to doing business in China.

(13) On October 2, 2000, Silverman, Collura & Chernis, P.C., former counsel to the Company, was issued 300,000 shares of common stock for legal services under Section 4(2) of the Securities Act. The Company disputes whether Silverman, Collura & Chernis, P.C. are entitled to these shares.

ITEM 28.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to any charter provision, by-law contract arrangements statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned issuer hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to suit information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h), under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (5) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement at that time as the initial bona fide offering of those securities.

         (6) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

ITEM 27. EXHIBITS

3.1      Certificate of Incorporation(1)

3.2      By-laws(1)

4.1      Specimen Certificate(1)

5.1      Opinion(1)

10.1     Stock Option Plan(1)

10.2 License Agreement, dated May 4, 2000, between the Company and Kenside Investments, Ltd.(1)

10.3 Employment Agreement, dated October 2, 2000, between the Company and Gene Kostecki;(1)

10.4 Employment Agreement, dated October 2, 2000, between the Company and Alan Winduss;(1)

10.5 Consulting Agreement, dated October 2, 2000, between the Company and Berryhill Investments, Ltd.(1)

10.6 Consulting Agreement, dated October 2, 2000, between the Company and Chartreuse Nominees Pty. Ltd.(1)

10.7 Amended and Restated Consulting Agreement, dated October 2, 2000, between the Company and Persia Consulting Group, Inc(1)

10.8 Consulting Agreement, dated October 2, 2000, between the Company and Ragstar Investments, Ltd.(1)

10.9 Consulting Agreement, dated October 2, 2000, between the Company and Alan Winduss Pty. Ltd.(1)

10.10 Consulting Agreement, dated October 2, 2000, between the Company and Ames Nominees Pty. Ltd.(1)

10.11 Lease Agreement, dated July 1, 2000, between the Company and Raglan Securities Pty. Ltd.(1)

10.12 Asset Purchase Agreement, dated October 2, 2000 between the Company and Collier Unit Trust;(1)

10.13 Equipment Purchase Agreement, dated October 2, 2000, between the Company and Collier Unit Trust;(1)

10.14 Asset Purchase Agreement, dated October 2, 2000, by and among the Company and Gene Kostecki and Alan Winduss;(1)

23.1     Consent of Feldman Sherb & Co.


23.2     Consent of Feldman Sherb & Co.

23.3     Consent of Kirkpatrick & Lockhart LLP(1)

(1) Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 5 to Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perth, Australia on July 10, 2001.

                             ALLOY STEEL INTERNATIONAL INC.

                             By:  /s/ GENE KOSTECKI
                                 -----------------------------
                             Name:   Gene Kostecki
                             Title:  Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         We, the undersigned officers and directors of Alloy Steel International, Inc. hereby severally constitute and appoint Gene Kostecki, our true and lawful attorney-in-fact and agent with full power of substitution for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         SIGNATURE                             TITLE               DATE

/s/ Gene Kostecki           Chairman, Chief Executive Officer and  July 10, 2001
------------------------           Director

/s/ Alan Winduss            Chief Financial Officer and Director   July 10, 2001
------------------------

                                    EXHIBITS

3.1      Certificate of Incorporation(1)

3.2      By-laws(1)

4.1      Specimen Certificate(1)

5.1      Opinion(1)

10.1     Stock Option Plan(1)

10.2 License Agreement, dated May 4, 2000, between the Company and Kenside Investments, Ltd.(1)

10.3 Employment Agreement, dated October 2, 2000, between the Company and Gene Kostecki;(1)

10.4 Employment Agreement, dated October 2, 2000, between the Company and Alan Winduss;(1)

10.5 Consulting Agreement, dated October 2, 2000, between the Company and Berryhill Investments, Ltd.(1)

10.6 Consulting Agreement, dated October 2, 2000, between the Company and Chartreuse Nominees Pty. Ltd.(1)

10.7 Amended and Restated Consulting Agreement, dated October 2, 2000, between the Company and Persia Consulting Group, Inc(1)

10.8 Consulting Agreement, dated October 2, 2000, between the Company and Ragstar Investments, Ltd.(1)

10.9 Consulting Agreement, dated October 2, 2000, between the Company and Alan Winduss Pty. Ltd.(1);

10.10 Consulting Agreement, dated October 2, 2000, between the Company and Ames Nominees Pty. Ltd.(1)

10.11 Lease Agreement, dated July 1, 2000, between the Company and Raglan Securities Pty. Ltd.(1)

10.12 Asset Purchase Agreement, dated October 2, 2000 between the Company and Collier Unit Trust;(1)

10.13 Equipment Purchase Agreement, dated October 2, 2000, between the Company and Collier Unit Trust;(1)

10.14 Asset Purchase Agreement, dated October 2, 2000, by and among the Company and Gene Kostecki and Alan Winduss;(1)

23.1     Consent of Feldman Sherb & Co.

23.2     Consent of Feldman Sherb & Co.

23.3     Consent of Kirkpatrick & Lockhart LLP(1)

(1) Previously filed.